Tianyin Pharmaceutical Co., Inc.
Second Quarter Fiscal 2010 Earnings
February 8, 2010

Operator:       Good morning, ladies and gentlemen. Thank you for standing by.  Welcome to the Tianyin Pharmaceutical Second Quarter Fiscal 2010 Earnings conference call.  During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions.  If you have a question, please press the star followed by the one on your touch-tone phone.  Please press star, zero for operator assistance at any time.  For participants using speaker equipment, it may be necessary to pick up your handset before making your selection.  This conference is being recorded today, February 8, 2010.

I would now like to turn the conference over to our host, Mr. Matt Hayden, from HC International.  Please go ahead, sir.

Matt Hayden:  Thank you very much, and good morning to everyone.  My name is Matt Hayden, President of Hayden Communications International, and I’d like to thank the shareholders and investors, who have joined us for Tianyin Pharmaceutical’s Second Quarter Fiscal 2010 Earnings conference call today.  Joining from China is Mr. Allen Tang, Assistant to the CEO Dr. Jiang who will provide prepared remarks, in addition to Stewart Lor, a key board member, will be participating in the Q & A post the formal presentation.

Today Allen will provide an overview of second quarter and first six months financial results, in addition to details on recent corporate developments.

Before we get started, we'll run through the Safe Harbor statement.  This conference call may contain forward-looking information about the company, Tianyin Pharmaceutical.  Forward-looking statements are statements that are not historical facts, and these can be identified by forward-looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, and anticipate, or any other connotation thereof or comparable terminology.  We’d like to suggest that you review the full disclosure in the company’s filings on Form 10-Q, 10-K, and 8-K filed with the SEC.   And we also have an audio replay and a webcast replay that will be available.  Those instructions were also included in the press releases.

At this time I’d like to turn the call over to Mr. Allen Tang.  Allen, please proceed.

Allen Tang:       Thank you, Matt.  On behalf of the Chairman of the Board and the CEO, Dr. Guoqing Jiang, I ‘d like to welcome and thank you for attending Tianyin Pharmaceutical’s 2010 second fiscal quarter conference call.

First, I would like to discuss our financial results, then comment on our recent business developments and growth objectives.

Second Quarter

We reported strong performance during the second quarter driven by continued execution of our growth strategy, including the expansion of our sales force and distribution channels, increased sales and marketing activities in support of our broad and growing product portfolio, and rapid utilization of the recently added manufacturing capacity.

Revenue for the second quarter of fiscal 2010 was a record at approximately $14.9 million, an increase of 47.9% compared to $10.1 million for the second quarter of fiscal 2009. The increase was attributable to higher sales of both existing and new products, channel expansion efforts that increased market penetration, and increased utilization of our expanded production capacity. In a moment, I will elaborate on our key product sales for the quarter.

Cost of goods sold for the three months ended December 31, 2009 were approximately $7.2 million, as compared to $4.9 million for the three months ended December 31, 2008, a 50% increase year-over-year. Our gross profits for the second quarter were $7.8 million compared to $5.2 million in gross profit in the second quarter of fiscal 2009. Gross margins were 51.9% in the second quarter of 2010, compared to gross margins of 51.0% during the second quarter of fiscal 2009 and improved as a result of greater efficiencies in our production and manufacturing processes along with an increase in higher margin products in our sales mix, such as our Ginkgo Mihuan and Arpu Shuangzing Oral Liquids.  Gross profit of each key product were 76% and 47%, representing year-over-year increase of 200 basis points and 100 basis points respectively.

Operating expenses for second quarter 2010 were $4.6 million, up 72% compared to the same period in fiscal 2009.  Selling, general, and administrative expenses for the period increased to approximately $4.4 million from $2.6 million, and was primarily due to the implementation of Tianyin’s sales and marketing strategy, including increased sales payrolls and direct marketing expenses. In addition, the company incurred a non-cash equity compensation expense of $900,000, which skewed operating results as I will elaborate on.

Operating income for the second quarter of 2010 was $3.2 million, up 27.2% from the $2.5 million generated from the second quarter fiscal 2009.  Operating margin was 21.1% in second quarter 2010 as compared to 24.5% for the second quarter of fiscal 2009.  Excluding the equity compensation charge operating income would have been $4.1 million, a 64% increase year over year yielding operating margins of $27.5%, a 350 basis point improvement compared to the second quarter of 2009.

The provision for income taxes for the second quarter was $0.6 million as compared to $0.4 million in the year ago period, yielding an effective tax rate of 18.2% and 16.6% for the second quarter of 2010 and 2009 respectively.

GAAP net income was $2.6 million in the second quarter of fiscal 2010, a 24.8% increase, compared to $2.1 million for the second quarter of fiscal 2009. Diluted earnings per share were $0.08 in the second quarter of fiscal 2010, compared to $0.13 in the same period in fiscal 2009, based on 30.4 million and 15.7 million shares respectively.

Adjusted net income, which adds back the non-cash equity compensation charge was $3.4 million, representing 62.0% year-over year growth and yielding $.11 per diluted share.

As of December 31, 2009, Tianyin had 25.8 million common shares and 2.3 million Series A preferred shares outstanding, convertible on a 1 to1 basis into common. The company also has Warrants to purchase a total of 10.1 million shares of Tianyin common stock at weighted average exercise price of $2.76 per share. In addition, Tianyin has stock options to purchase 536,000 shares of Tianyin common stock at weighted average exercise price of $2.34 per share. At December 31, 2009, if all options and warrants were exercised and all shares of Series A preferred stock were converted, the Company would have 38.8 million shares of common stock outstanding and would receive approximately $29.4 million of additional gross proceeds.

Six Months

Let me now take a moment and run through our results for the six months ended December 31, 2009:

For the six months ended December 31, 2009, revenues increased 44.1% to $28.3 million from $19.7 million reported for the prior year period.  Ginkgo Mihuan, one of Tianyin’s flagship products, contributed approximately $9.2 million or 33% to total revenues for the first six months of fiscal 2010, representing 102% year-over-year growth.  Revenues generated from the Arpu Shuangxin Oral Liquid were $2.9 million, or 16% of total revenues, a 2% increase from the first six months of fiscal 2008.  Tianyin’s top 5 selling products generated revenue of $14.8 million and represented 53% of total revenue.

Cost of goods sold for the first six months of fiscal year 2010 was approximately $13.5 million, yielding a gross profit of $14.8 million and gross margins of 52.3%, compared to $10.0 million in gross profit and a gross margin of 51.0% for the same period in fiscal year 2009.

                Operating expenses for the first six months of fiscal year 2010 were $8.9 million, compared to $5.4 million in the same period in 2009. Selling, general and administration expenses for the period increased to approximately $8.5 million from $5.2 million. This included the $900,000 non cash equity compensation expense previously discussed.

Operating income totaled approximately $5.9 million, a 27.1% increase from the $4.6 million reported for the first half of fiscal year 2009. Operating margins were 20.8% and 23.6% for the first half of fiscal year 2010 and 2009, respectively.  Adjusting for the $900,000 expense, operating income for the first six months of fiscal 2010 would have been $6.8 million, a 47.8% increase year-over-year with operating margins of 24.0%.

For the six months ended December 31, 2009, GAAP net income was approximately $4.8 million, a 23.6% increase from $3.8 million recorded for the same period in fiscal 2009. Diluted earnings per share on a GAAP basis were $0.17, compared to $0.16 in the same period 2009, based on 28.5 million and 24.7 million shares for 2010 and 2009, respectively. Adjusted net income, adding back the non-cash charge would have been $5.5 million, a 44.7% increase year-over-year with diluted EPS of $0.20.

The provision for income taxes was $1.1 million and $.8 million for the first half of fiscal 2009 and 2008 with an effective tax rate was 18.5% and 16.6%, respectively.

Balance sheet and Cash Flow

I will now turn to our balance sheet and cash flow statement.  Tianyin Pharmaceuticals has consistently maintained a strong balance sheet which has provided adequate working capital to execute our growth plan.  As of December 31, 2009, we had $19.9 million in cash and cash equivalents, and working capital of $27.9 million.  Total liability, including short-term borrowing, stood at only $4.8 million, while equity, including noncontrolling interest, totaled $54 million.  This compares to a total liability of $4.4 million, and a shareholders' equity of $40.9 million on June 30th, 2009.

The accounts receivable balance was $8.6 million on December 31, 2009, as compared to $5.6 million at year-end 2009.    DSO’s were 58 days for the quarter compared to 42 days at the end of fiscal 2009.  Cash flow from operations in the second quarter of fiscal 2010 was $4.9 million versus $3.9 million for the same period in fiscal 2009, which was mainly a result of increased profitability.

Cash used in investing activities rose to $4.3 million for the second quarter of 2010 from $2.9 million, which was due to the purchase of drugs investment in properties and equipment for the new facility.  Cash provided in financing activity was approximately $7 million for the second quarter of 2010.

Investment Metrics

Turning now to some of our key investment metrics, return on equity in the trailing 12 months is 17.7%.  Return on assets trailing 12 months is 19.3%.  Return on investment in trailing 12 months is 21.4%.   Inventory turnover was 2.2 times during the same period.

While current ratio was 6.8 to 1, as of December 31, 2009, book value per share was $1.68, and the debt to equity was 0.03 as of December 31, 2009.  On February 5 with stock price of $3.83 our annual dividend yield is 2.7%.

Guidance 2010 and 2011

Let me now address revenue and net income guidance for fiscal 2010 and 2011.  We would like to reiterate revenue guidance for fiscal year 2010 of $63.3 million, with net income of at least $11.3 million, representing 48.3% and 43% year-over-year growth respectively.  This was increased from previous issued guidance of $59 million in revenue, and $10.5 million in net income. For those running the numbers while I am speaking we are approximately 45% of the way to meeting our guidance and given our consistent growth we feel very comfortable with these numbers.

In December 2009 we announced financial guidance for fiscal year ending June 30 2011 forecasting revenues of $113.3 million for fiscal 2011, representing a 78.1% increase over projected fiscal year 2010 revenues, with net income of $19.6 million, representing 73.5% over projected net income for fiscal 2010.

With strong growth of our current product portfolio and the demand for our key products, coupled with the launch of new approved drugs and measured contributions from our antibiotic centric J-V anticipated to come online this summer we are well-positioned to meet these objectives.

Recent Business Developments

Now, let’s take a look at some specifics on our business and recent developments. Our number one drug, Ginkgo Mihuan Oral Liquid, contributed approximately $5.2 million, or 33% of total revenue in the second quarter, representing 101% growth year over year.  Revenues generated from our Arpu Shuangxin Oral Liquid was approximately $1.5 million, an increase of 2% over the second quarter of fiscal 2009, while Xuelian Chongcao generated $1.6 million during the quarter.  Collectively, these products represented approximately 54% of our total revenues, with blended gross margins of 67%.

Today we have 23 of our medicine compounds included in the 2009 Edition of the National Basic Medical Insurance, Industrial Injury Insurance and Maternity Insurance Medicine Directory, which includes a total of 2,151 medicines and became effective on December 1, 2009. The 23 medicines treat a variety of common indications and diseases and make up approximately 70% of Tianyin’s total revenues for the fiscal year 2009. This should be a strong conduit for growth as more consumers capitalize on government support for needed medications.

One of our key growth strategies is to increase sales and marketing efforts and expand our distribution channels to gain market share for existing and new products. In support of that goal, we commenced operations of our new distribution subsidiary, Chengdu Tianyin Medicine Trading, in October which will enable Tianyin to improve cost management, consolidate sales channels and provide opportunities to leverage our distribution network to sell additional products and acquire new target customers.

Another key growth initiative for Tianyin is the joint venture named Sichuan Jiangchuan Pharmaceutical Co., Ltd. which we announced in October. Jiangchuan will further diversify our product offering by focusing on production of macrolide antibiotics, such as Azithromycin, one of the world’s best-selling antibiotics. Tianyin owns 77% of Jiangchuan and we will utilize this as the foundation for a broader, longer term strategy to build a significant presence in the rapidly growing Chinese macrolide antibiotics market, while diversifying our revenue base of western pharmaceuticals. Jiangchuan has received the medicine production license from SFDA and business license from related Industry and Commerce Bureau and Tax department Construction on a new production facility on 20 acres of property we secured in the Xinjin Industry Development Area commenced January 8, 2010 for approximately $4.5 million.  Phase I which will produce oral and injectable grade API for Azithromycin, in addition to other antibiotic intermediaries, is expected to be operational by July 2010, with Phase II, which will include high output production of finished Roxithromycin, Clarithromycin and other macrolides is expected to be online during the second half of 2012. Total capital expenditures are expected to be $20 million.  We expect this joint venture to be a key component of our growth in fiscal 2011 as it creates new revenue opportunities by addressing an established and rapidly growing market in China, while leveraging our existing SG&A and distribution channels. Total sales of macrolide antibiotics in China hospitals alone is over half a billion annually. When fully operational we expect it to have the potential to generate $120 million in revenues and $12 million in net income, about as much profit as we will generate this year.

Expanding our product pipeline for future growth has always been a core l growth strategy and as evidenced by new product introductions one we are  pursuing aggressively. During the second quarter, we announced SFDA approvals to produce two generic products, including a Pediatric Fever and Cough Oral Liquid and a Antibacterial/Anti-inflammatory Capsules. Pediatric Fever and Cough Oral Liquid is a generic prescription TCM that is used for respiratory tract infections and influenza in children to effectively reduce symptoms such as fever, shakes, cough, shortness of breath, and sore throat. According to Tianyin's market research and estimation, annual sales of this type of products are approximately $1.1 billion in China. The Antibacterial/Anti-inflammatory Capsules are a generic OTC TCM which are used as natural antibiotics to treat bacterial infection and inflammation with minimal side effects as compared to western antibiotics. Tianyin estimates that total annual sales of associated with products in this category are approximately $1.5 billion in China.

In addition, in January, we announced that we received approvals from the Chinese State Food and Drug Administration (SFDA) to produce two generic antibiotics; Ofloxacin Tablets and Fleroxacin Tablets. Ofloxacin addresses several indications including staph, strep throat (Streptococcus), pneumonia, E. Coli, and several sexually transmitted bacterial diseases.  Fleroxacin addresses several indications including chronic and acute bronchitis and pneumonia, salmonella, multiple gastrointestinal and abdominal infections, and skin/soft tissue infections. These are new indications for Tianyin. Both drugs are included in China's Essential Drug List (EDL), which is increasing demand for these products throughout the PRC.

Also, the recently promulgated guide to pricing reform for Medicine and Medical Services was brought forward by the Chinese National Development and Reform Commission, the Ministry of Health and Ministry of Human Resource and Social Security, and is geared to creating a pricing mechanism to reflect quality differential.  This means support for higher priced specialized products like several Tianyin produces and the incentive to keep bringing proprietary and relevant drugs to market. It also calls for uniform pricing of all generic medicine and maximum profits for local and national distributors, something we believe will benefit us going forward.

On January 11, 2010, Tianyin declared a quarterly cash dividend of 2.5 cents to be paid to its common stock shareholders for the fiscal second quarter of 2010, with distribution occurring on March 10, 2010.

In closing, we believe we are well positioned for strong, sustained growth which will be driven by

1)           Increased utilization of our manufacturing facility which is supported by our strong working capital position.
2)           Further market share gains for our leading flagship growth in addition to expanded distribution for our portfolio of 39 products
3)           Further SFDA approvals for new products to be launched. We currently have 40 under review and a pipeline of 17 new drugs
4)           Increase sales for products where we have exclusive distribution rights which address large target markets.
5)           Leverage the National Medical Insurance Program which ensures government reimbursement and easy access to the users and 4 products listed in the Essential Drug List which will be included in basic health insurance catalogue with a higher reimbursement percentage to drive demand.

6)           Continue to capitalize on our relationships with universities and research institutes for new products – this proven research and development model that is cost-effective, highly efficient and has shorter development cycle times to drive incremental revenue growth.
7)           Continue to strengthen our established national distribution network and a 720 person sales force highly focused on different market sub-segments.
8)           Continue to evaluate and leverage opportunities emanating from the rapidly changing Chinese Healthcare Reform as it relates to Tianyin’s portfolio.

As many of you know, our management team has considerable equity ownership and is comprised of industry veterans with a proven track record, who are dedicated to growth the business and increase the intrinsic value of TPI. We plan to grow a significant enterprise and are pleased to have your support.

With that, I’d like to thank everyone participating on today’s call for your continued interest in Tianyin Pharmaceutical.  We will continue to effectively and consistently communicate our progress with shareholders.  We look forward to updating you on Tianyin Pharmaceutical's progress.  We now open the call to any questions you may have.  Operator?

Operator:       Thank you, sir.  We will now begin the question and answer session.  As a reminder, if you have a question, please press the star followed by the one on your touch-tone phone.  If you would like to withdraw your question, please press the star followed by the two.  If you are using speaker equipment, you will need to lift the handset before making your selection.  One moment for our first question, please.